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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              ERLY Industries Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOGO

                                October 1, 1997

                  WE URGE YOU TO DISREGARD THE BLUE PROXY CARD

Dear Fellow Shareholder:

     We, the members of your Board of Directors, are very grateful for the support and encouragement we are receiving from our shareholders in the proxy contest with the Powell Group. From responses we have received so far, WE BELIEVE THAT MOST SHAREHOLDERS AGREE WITH US THAT NANETTE KELLEY IS NOT QUALIFIED TO RUN YOUR COMPANY.

     Although some of you have understandably questioned the proposal for elimination of cumulative voting, we hope that you will understand the need for it -- to prevent Ms. Kelley from electing herself to the Board with proxies on a small minority of shares and disrupting the Company's business.

     PLEASE DATE, SIGN, AND RETURN THE ENCLOSED WHITE PROXY CARD EVEN IF YOU HAVE PREVIOUSLY SIGNED A BLUE PROXY CARD OR A WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

               WHY ELIMINATION OF CUMULATIVE VOTING IS NECESSARY

     Elimination of cumulative voting is necessary to keep Nanette Kelley from becoming a member of your Board. With cumulative voting, she can elect herself to the Board with proxies on a small percentage of the outstanding shares. She is so hostile to your Board and your Management and has been so negative toward your Company in her quest to gain control that we fear she will do irreparable damage to the Company if she becomes a Director. Here are just a few examples of conduct which demonstrates why we think she should not be a Director of ERLY:

     - Ms. Kelley has admitted that she had not even heard of ERLY until a stockbroker touted it to her last February. NOW, SHE ACTUALLY WANTS TO TAKE CONTROL OF YOUR COMPANY AFTER BEING AWARE OF ITS EXISTENCE FOR LESS THAN NINE MONTHS.

     - When her demand for control of the Board -- based on her untrue claim that she controlled the vote of 51% of the outstanding shares of the Company -- was refused, she angrily said to the Company's chief executive officer:

       "YOU HAVE ONLY KNOWN ME FOR AN HOUR AND A HALF. I DON'T DO ANYTHING HALF-ASSED. I AM GOING TO GET YOU AND I AM GOING TO GET YOUR COMPANY."

     - She sued all of the Directors of ERLY while claiming through her lawyer that she knows nothing about the facts she has alleged in the lawsuit and stating in her deposition that she relied on an "investigation" by Noble Trenham and the lawyers who are helping her in her attempt to gain control of ERLY.

     - We believe that she has maligned the Board and Management in communications with employees, suppliers, customers and shareholders, with reckless disregard for the immediate and long-term damage that she is doing to the Company. WE FURTHER BELIEVE THAT SUCH IRRESPONSIBLE ACTIONS UNDERSCORE HER ATTEMPT TO BENEFIT HERSELF AT THE EXPENSE OF OTHER SHAREHOLDERS.

     - Mr. Spain, the former Baton Rouge television station manager Ms. Kelley intends to put in charge of ERLY's worldwide operations, ADMITS THAT HE AND MS. KELLEY LACK EXPERIENCE IN THE INTERNATIONAL RICE
       BUSINESS -- WHICH IS A MAJOR PART OF ERLY'S BUSINESS.

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                           THE TRUTH ABOUT CUMULATIVE VOTING

     Here are some very important facts about cumulative voting which you should know:

     - Contrary to what Ms. Kelley has told you, cumulative voting is the exception and not the rule. Relatively few publicly-held companies have cumulative voting. There's a good reason for that -- to keep a hostile person like Ms. Kelley from getting on the board and disrupting business and management.

     - WITH CUMULATIVE VOTING, MS. KELLEY MAY BE ABLE TO ELECT HERSELF TO YOUR BOARD WITH PROXIES ON AS LITTLE AS 12% TO 15% OF THE SHARES REPRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 17, 1997.

     - You should vote FOR elimination of cumulative voting if you want to keep Ms. Kelley off your Board.

     - You should vote FOR elimination of cumulative voting if you don't want a hostile Director on your Board.

     WE BELIEVE THAT ONLY A BOARD CONSISTING OF DIRECTORS WITH COMMON OBJECTIVES CAN SUCCESSFULLY LEAD ERLY INTO THE FUTURE.

                    DISTURBING FACTS ABOUT THE POWELL GROUP

MS. KELLEY HAS A MUCH SMALLER STAKE AND LESS TO LOSE THAN MANAGEMENT

     Your Board and Management own 37% of the outstanding shares. Gerald and Douglas Murphy's shareholdings represent the bulk of their personal assets. By comparison, Nanette Kelley owns less than 4% of the outstanding shares, which represents only a small fraction of her total wealth.

     CLEARLY, MANAGEMENT HAS MUCH MORE AT STAKE IN THE SUCCESS OF ERLY THAN MS. KELLEY HAS. AND SHE HAS MUCH LESS TO LOSE IF ERLY IS IRREPARABLY HARMED BY HER CONDUCT.

MS. KELLEY DOESN'T KNOW ERLY'S BUSINESS

     This all started with Noble Trenham. He is a stockbroker in Pasadena, California. He owns only twelve shares of ERLY stock. Last February, he sent an unsolicited letter to Ms. Kelley's company in Baton Rouge, Louisiana, bringing ERLY to her attention.

     MS. KELLEY AND MR. SPAIN HAD NEVER EVEN HEARD OF ERLY -- ONE OF THE LEADING COMPANIES IN THE WORLDWIDE RICE BUSINESS. THAT SHOULD TELL YOU SOMETHING ABOUT THEIR LACK OF KNOWLEDGE OF THE U.S. AND WORLDWIDE BRANDED RICE BUSINESS AND THEIR LACK OF EXPERIENCE IN MANAGING A COMPANY LIKE ERLY. As small as Ms. Kelley's Louisiana rice milling business is, our Management was aware of its operations. That's because we're in the rice business and we know our business. We know who grows rice, who processes rice, who sells rice, and who buys rice.

NOBLE TRENHAM IS IN IT FOR THE MONEY

     A few weeks after learning of ERLY from Mr. Trenham, Ms. Kelley and her company bought 188,333 shares of ERLY stock at a price of $6.10 per share in a private transaction arranged by Mr. Trenham. Ms. Kelley's company also hired Mr. Trenham's firm to help her solicit proxies from ERLY shareholders for a contingent fee of $505,000 if she wins control. If she succeeds in gaining control of ERLY, she will force ERLY to reimburse her company for all of her expenses, which we expect to exceed $750,000, including Mr. Trenham's fee.

     IF MS. KELLEY WINS CONTROL OF ERLY, MR. TRENHAM WILL RECEIVE A HUGE FEE AND IT WILL COST MS. KELLEY NOTHING. IT WILL, INSTEAD, COST YOU, THE SHAREHOLDERS OF ERLY. PLEASE DON'T GIVE HER YOUR PROXY AND AVOID THAT RISK. YOUR COMPANY CANNOT AFFORD THAT CASH DRAIN.

     Mr. Trenham tells shareholders that he is a good friend of Bill Burgess, one of the directors of ERLY, but the things he has done to pressure Mr. Burgess into joining the Powell Group are not friendly acts.

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

MR. TRENHAM ACTUALLY ENCOURAGED MS. KELLEY TO SUE MR. BURGESS WHEN HE REFUSED TO SUPPORT MS. KELLEY'S TAKEOVER BID.

     We believe that Mr. Trenham is, quite clearly, in it for the money and is willing to pressure his friends, attack our character, and distort the truth to collect an enormous fee if the Powell Group gains control of ERLY. WE URGE YOU TO QUESTION HIS MOTIVES.

     We also urge you to question Mr. Trenham's judgment on who should be on the Board of ERLY. Several years ago, he recommended as a Director of ERLY, a man who was subsequently indicted and pleaded guilty to felony charges in connection with the collapse of a large financial institution. He also recommended another man who actually did become a Director and then resigned because of a conflict of interest.

     Mr. Trenham has also made a lot of accusations about litigation in which ERLY has been involved despite the fact that he has been sued numerous times himself. He was even sued by the SEC and permanently enjoined by a federal court for violating federal securities laws. PLEASE REMEMBER THAT WHEN MR. TRENHAM TRIES TO IMPUGN THE INTEGRITY OF YOUR BOARD AND YOUR MANAGEMENT.

NANETTE KELLEY HAS AN INHERENT CONFLICT OF INTEREST

     Ms. Kelley claims that her company and ERLY are in the same business -- if she is trying to convince you that she knows the international branded rice products business. At other times she denies that ERLY and her company are competitors -- when she is trying to convince you that there would not be any conflict of interest in her taking control of ERLY. THE TRUTH IS WE ARE COMPETITORS IN THE PURCHASE OF RICE FROM FARMERS AND THERE WOULD BE CONFLICTS OF INTEREST. DESPITE THAT, WE DON'T THINK THAT HER EXPERIENCE IN THE REGIONAL RICE MILLING BUSINESS EVEN COMES CLOSE TO PREPARING HER TO RUN ERLY'S INTERNATIONAL BRANDED RICE PRODUCTS BUSINESS.

MS. KELLEY DEMANDED CONTROL AND THEN SUED THE DIRECTORS

     On July 17, 1997, Ms. Kelley, Mr. Spain, and Mr. Trenham went to the offices of ERLY and met with members of Management. At that meeting, Ms. Kelley said she controlled the vote of 51% of the outstanding shares of ERLY and demanded that control of the Board be surrendered to her. That was not true and not even plausible since she had not yet begun to solicit proxies and solicitation of proxies prior to her filing of proxy material with the SEC would have violated federal securities laws. In truth, she and her affiliates controlled only a small minority of outstanding shares AND SHE WAS BLUFFING. WE SUGGEST YOU BEAR THAT IN MIND IF SHE TELLS YOU SHE EXPECTS TO WIN THE PROXY CONTEST.

     Ms. Kelley offered a deal in return for control. She said Gerald Murphy, Doug Murphy and Bill Burgess could remain on the Board, she would help the Murphys sell their ERLY stock, and the Murphys could have two-year employment contracts IF Mr. Murphy agreed to hand over control of the Board to her. Mr. Murphy told her if she wanted control of the Company, she should make a cash offer to all of the shareholders. He told her that the Board would have to give very serious consideration to a premium offer by her or anyone else for all shares of ERLY -- and not just the Murphys' shares alone. MS. KELLEY MADE IT CLEAR THAT SHE IS NOT INTERESTED IN BUYING ERLY. SHE WANTS TO GAIN CONTROL OF IT FOR FREE, AT YOUR EXPENSE.

     Ms. Kelley also offered to include Mr. Burgess in her proposed slate of director-nominees if he would agree to vote his shares with the Powell Group. She apparently thought enough of Mr. Burgess to keep him on the Board -- if he would help her take control of your Company for free. When he refused, she sued him -- with the encouragement of Mr. Burgess's "old friend" Noble Trenham.

     When Gerald Murphy refused Ms. Kelley's demand for control of the Board, she filed a shareholders derivative suit against him and Doug Murphy. Her lawyer said that she didn't know anything about the claims she has made in arguing why her deposition shouldn't be taken in that suit. And then, when her deposition was taken anyway, Ms. Kelley said that she relied on an "investigation" by Mr. Trenham and the same lawyers who are helping her with the proxy contest.

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     When Mr. Burgess continued to refuse to support the Powell Group, Ms.
Kelley amended the suit to include him and the other Directors of ERLY as defendants. She also named all of the Directors of American Rice, Inc., ERLY's principal subsidiary. IT IS OBVIOUS THAT SHE IS TRYING TO INTIMIDATE THE DIRECTORS INTO DOING HER BIDDING. WE CAN ONLY ASSUME THAT SHE WILL CONTINUE THOSE BULLYING TACTICS AND MAKE IT VERY DIFFICULT TO CONDUCT THE BOARD'S IMPORTANT BUSINESS IF SHE BECOMES A DIRECTOR.

             YOUR VOTE IS IMPORTANT -- PLEASE GIVE US YOUR SUPPORT

     Regardless of the number of shares you own, your vote is important on these critical issues. We hope you will continue to give us your ongoing support by signing, dating, and returning the enclosed WHITE proxy card FOR each of our proposals in the enclosed return envelope. Remember, only your latest dated proxy card counts, so we would like you to return the enclosed proxy card even if you have previously signed a WHITE or a BLUE proxy card. Act promptly so that your vote will be properly counted at the meeting.

     We sincerely appreciate and need your help. If you have any questions or comments, please feel free to call MacKenzie Partners, Inc., which is assisting us with our solicitation, at (800) 322-2885.



Sincerely,


/s/ Gerald Murphy       /s/ William Burgess      /s/ Douglas Murphy      /s/ Alan Wiener      /s/ Bill McFarland
-----------------       -------------------      ------------------      ---------------      ------------------
    Gerald Murphy           William Burgess          Douglas Murphy          Alan Wiener          Bill McFarland






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